EXHIBIT 21


                          CALIFORNIA AMPLIFIER, INC.
                         SUBSIDIARY OF THE REGISTRANT


The following subsidiary is wholly owned by California Amplifier, Inc., and is included in the consolidated financial statements. The subsidiary was organized in the jurisdiction specified under its name.


           California Amplifier SARL
            France